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[LETTERHEAD]

CONTACT:

Thomas D. Lauerman                 Van Negris / Philip J. Denning
Morton Industrial Group, Inc.      Kehoe, White, Van Negris & Company, Inc.
(309) 263-3300                     (212) 396-0606

FOR IMMEDIATE RELEASE

    MORTON INDUSTRIAL GROUP ANNOUNCES 1998 FOURTH QUARTER AND YEAR-END RESULTS;

                       ANNOUNCES TWO ADDITIONAL ACQUISITIONS

MORTON, IL - MARCH 2, 1999 - Morton Industrial Group, Inc. (Nasdaq: MGRP), a leading contract manufacturing supplier to large industrial original equipment manufacturers (OEMs), today announced its financial results for 1998 which is the Company's first year of operations as a public company. Morton Industrial Group, Inc. was formed by the merger of MLX Corp. with Morton Metalcraft Holding Co. on January 20, 1998.

Revenues for the Company's 1998 fourth quarter increased by 50 percent to $39.8 million from $26.4 million in the 1997 fourth quarter. Operating income for the fourth quarter of 1998 was $149 thousand compared to an operating loss of $8.3 million in the year ago quarter. The net loss for the 1998 fourth quarter was $1.3 million compared to a net loss of $5.6 million in the comparable period. The basic and diluted net losses per share for the 1998 fourth quarter were $0.33 and $0.33 respectively, based on 4,066,944 and 4,417,743 weighted average shares outstanding. In the 1997 fourth quarter, the basic and diluted net losses per share were $2.87 and $2.87 respectively, based on 1,944,444 and 3,325,973 weighted average shares.

For the twelve months ended December 31, 1998, sales increased by 60 percent to $151.2 million from $94.4 million a year ago. 1998 operating income and net income were $6.3 million and $1.7 million, respectively, compared to an operating loss of $4.8 million and a net loss of $4.9 million in 1997. Basic and diluted net earnings per share in 1998 were $0.41 and $0.36 respectively, based on 4,023,373 and 4,582,614 weighted average shares outstanding. In 1997, the basic and diluted net losses per share were $2.52 and $2.52 respectively, on 1,944,444 and 3,340,651 weighted average shares.

The results for the 1998 fourth quarter and full year reflect the impact of an industry-wide softening of demand for agricultural products and normal seasonal trends. Prior year results reflect expenses relating to the MLX Corp. merger.

                                    - M O R E -


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MORTON INDUSTRIAL GROUP, INC.
March 2, 1999
Page Two

William D. Morton, Chairman, President and Chief Executive Officer of Morton Industrial Group, Inc., stated: "We are pleased with our achievements in 1998 - our first full year of operations as a public company. Throughout the past year, we continued to enhance our relationships with our principal customers, and supplied them with an increasing number of additional metal and plastic components and subassemblies. Sales for both the 1998 fourth quarter and full year increased substantially, despite the impact of an industry-wide softening of demand for agricultural products and normal seasonal trends.

"Our focus is on meeting the rigorous demands of our customers. In an effort to do so, we have undertaken a targeted acquisition strategy to expand our manufacturing capabilities and consequent ability to offer our customers an expanded array of products and services. In 1998, we acquired B&W Metal Fabricators and SMP Steel to strengthen our Contract Fabrication Division, which expands our presence in the increasingly important southeastern part of the country. We established our Contract Plastics Division in 1998 through the acquisitions of Carroll George and Mid-Central Plastics, which gave us thermoforming and injection molding plastics manufacturing capabilities.

"Our strategy to acquire companies that further diversify our product offerings and customer base is continuing. Today, we announced two additional acquisitions, in addition to the four acquisitions we completed in 1998.

"We completed a definitive agreement to acquire three facilities of Worthington Custom Plastics, a division of Worthington Industries (Nasdaq: WTHG). This acquisition will be known as Morton Custom Plastics and become part of our Contract Plastics Division. Morton's new Morton Custom Plastics subsidiary, which had sales of over $100 million in 1998 and has 1,200 employees, provides plastic components for the business equipment, appliances, aircraft, medical and recreational vehicle industries including thermoplastic injection molding, vacuum and pressure thermoforming, painting and assembly. We believe that the acquisition materially strengthens Morton's Contract Plastics Division and significantly diversifies our existing customer base through the new subsidiary's major customer relationships in specific industries.

"We also established our new Contract Machining Division by acquiring the Illinois Machine & Tool Works and MC Products divisions of Midland Partners,
Inc.   Morton's new Contract Machining Division, which had revenues of approximately $17 million in 1998 and 150 employees, manufactures finished machine parts for the heavy equipment, pump, valve and controls and electronic industries and is QS 9000 and ISO 9002 certified.

"Looking ahead, we believe that 1999 will continue to be a year of change and growth as Morton capitalizes on its niche in the marketplace. Our reputation for high quality products and customer service, together with our expanded range of metal and plastic fabrication and machining capabilities, is enhancing our relationships with our principal customers. We are beginning to see our strategy bear fruit, as we have already been selected to manufacture a significant number of additional components for new industrial products for Deere and Caterpillar."

                                     - M O R E -


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MORTON INDUSTRIAL GROUP, INC.
March 2, 1999
Page Three

Morton Industrial Group, Inc. is a supplier of high-quality metal fabrications, plastic, and machined component parts and subassemblies for large industrial original equipment manufacturers (OEMs). Its annualized revenues are approaching $300 million and over 3,000 employees in its facilities in the Midwest and Southeast. The Company provides large original equipment manufacturers with a wide range of services including design, prototype development, precision tool making and production of metal fabrications, plastic, and machined component parts. Additional services provided by Morton include painting, subassembly, packaging, warehousing and just-in-time delivery to customers' production lines.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), including, but not limited to, statements related to Morton's beliefs, expectations, or intentions. These statements involve risk and uncertainties that may cause Morton's actual results to differ significantly from those expected, suggested, or projected. Factors that could contribute to such differences include, but are not limited to, competition with other fabricators; the risks associated with Morton's acquisition strategy, including unanticipated problems, difficulties in integrating acquired businesses, diversion of management's attention from daily operations, possible increased interest costs, and possible adverse effects on earnings resulting from increased goodwill amortization; introduction of new technologies that require significant capital expenditures; and general economic and business conditions.


                                    - M O R E -

                           - STATISTICAL TABLE FOLLOWS -


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MORTON INDUSTRIAL GROUP, INC.
March 2, 1999
Page Four


                           MORTON INDUSTRIAL GROUP, INC.
                  CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                    (UNAUDITED)

                                            THREE MONTHS ENDED            TWELVE MONTHS ENDED
                                          12/31/98       12/31/97       12/31/98       12/31/97
                                          --------       --------       --------       --------
Net sales                                  $39,783        $26,376       $151,196        $94,402
Cost of sales                               35,693         25,084        129,740         83,267
                                          --------       --------       --------       --------
Gross profit                                 4,090          1,292         21,456         11,135

Operating expenses
     Selling expenses                        1,177            634          4,311          2,231
     Administrative expenses                 2,764          9,000         10,864         13,746
                                          --------       --------       --------       --------
     Total Operating Expenses                3,941          9,634         15,175         15,977
                                          --------       --------       --------       --------

Operating Income                               149         (8,342)         6,281         (4,842)
                                          --------       --------       --------       --------

Other Income (expense)
     Interest expenses                      (1,635)          (890)        (4,720)        (3,375)
     Miscellaneous                              69             15            261             84
                                          --------       --------       --------       --------
     Total other income (expenses)          (1,566)          (875)        (4,459)        (3,291)
                                          --------       --------       --------       --------

Earnings before income taxes                (1,417)        (9,217)         1,822         (8,133)

Income Taxes                                   (84)        (3,629)           158         (3,224)
                                          --------       --------       --------       --------

Net Income (loss)                           (1,333)        (5,588)         1,664         (4,909)
                                          --------       --------       --------       --------
                                          --------       --------       --------       --------

Earnings per Share
     Basic                                $  (0.33)      $  (2.87)       $  0.41       $  (2.52)
                                          --------       --------       --------       --------
                                          --------       --------       --------       --------
     Diluted                              $  (0.33)      $  (2.87)       $  0.36       $  (2.52)
                                          --------       --------       --------       --------
                                          --------       --------       --------       --------

Weighted average number of shares
     Basic                               4,066,944      1,944,444      4,023,373      1,944,444
     Dilluted                            4,417,743      3,325,973      4,582,614      3,340,651


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